THE CIT GROUP, INC.

                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

                              EXCHANGE ACT OF 1934

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                               THE CIT GROUP, INC.

                (Name of Registrant as Specified In Its Charter)

            ---------------------------------------------------------

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

                              THE CIT GROUP [LOGO]

                               THE CIT GROUP, INC.

                           1211 Avenue of the Americas

                            New York, New York 10036

       ------------------------------------------------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON September 8, 1999
       ------------------------------------------------------------------





TO OUR STOCKHOLDERS:

      The annual meeting of stockholders of The CIT Group, Inc. will be held at the offices of CIT, 650 CIT Drive, Livingston, New Jersey 07039, on September 8, 1999 at 10:30 a.m. (Eastern time), for the following purposes:

           1. To elect 12 directors to serve for one year or until the next annual meeting of stockholders;

           2. To consider and vote upon the approval of CIT's Employee Stock Purchase Plan;

           3. To ratify the appointment of KPMG LLP as CIT's independent accountants for 1999; and

           4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

      The CIT Board of Directors has fixed the close of business on August 2, 1999 as the record date for determining stockholders entitled to notice of and to vote at the meeting.

      You are cordially invited to attend the meeting; however, you are requested to mark, sign, date and return the accompanying proxy as soon as possible.

                                  By Order of the Board of Directors,

                                  /s/ ERNEST D. STEIN

                                  ----------------------------------
                                  Ernest D. Stein
                                  Executive Vice President, General Counsel and Secretary

New York, New York
August 5, 1999

                             YOUR VOTE IS IMPORTANT
                  PLEASE SIGN, DATE AND RETURN YOUR PROXY CARD.

                               THE CIT GROUP, INC.
                           --------------------------
                                 PROXY STATEMENT
                           --------------------------


      We are mailing this proxy statement and the accompanying form of proxy to holders of record of CIT Class A Common Stock (the "Common Stock") beginning on or about August 5, 1999. They are furnished in connection with the solicitation of proxies by our Board of Directors for use at the 1999 Annual Meeting of Stockholders. We will bear the cost of soliciting proxies in the accompanying form. We do not expect to pay any fees for any proxy solicitation, but may pay brokers, nominees, fiduciaries and other custodians their reasonable fees and expenses for sending proxy materials to beneficial owners and obtaining their instructions. In addition to solicitation by mail, our directors, officers and other employees may solicit proxies in person, by telephone, facsimile transmission or other means of electronic communication.

      All duly executed proxies received prior to the meeting will be voted in accordance with the choices specified. If no choice has been specified in a duly executed proxy as to any matter or any other business that may properly come before the meeting, the proxy will be voted in favor of such matter in the discretion of the persons named in the proxy. If you grant a proxy, you may revoke it at any time before it is voted at the meeting by filing an instrument revoking the proxy with the Secretary of CIT, at our address shown, by delivering a duly executed proxy bearing a later date or by appearing at the Annual Meeting and voting in person. However, if you instructed a broker on how to vote your shares, you must follow directions received from your broker to change your vote.

      Holders of record of Common Stock on August 2, 1999, the record date for the Annual Meeting, may vote at the Annual Meeting. As of that date, there were approximately 161,604,093 shares of Common Stock outstanding and entitled to vote. Each holder of record of Common Stock is entitled to one vote per share on each matter presented for a vote of stockholders. A quorum for transaction of business at the Annual Meeting is a majority of the outstanding shares of Common Stock, present in person or by proxy. Shares represented by proxies that reflect abstentions and shares referred to as "broker non-votes" (i.e., shares held by brokers or nominees for which instructions have not been received from the beneficial owners or persons entitled to vote that the broker or nominee does not have discretionary power to vote on a particular matter) are included in the computation of a quorum.

      Broker non-votes and abstentions will have no effect on the outcome of the election of directors, the proposal to approve of the Employee Stock Purchase Plan, or the ratification of the appointment of KPMG LLP as CIT's independent accountants for 1999.

      The following table indicates the votes required to approve each of the proposals to be presented at the Annual Meeting:

          Proposal                              Approval Required
          --------                              ----------------
Election of Directors ................ a plurality of the votes cast at the CIT Annual Meeting
Employee Stock Purchase Plan ......... a majority of the shares of CIT
                                        Common Stock represented and entitled
                                        to vote at the CIT Annual Meeting
Ratification of Independent
 Accountants ......................... a majority of the shares of CIT Common
                                        Stock represented and entitled to
                                        vote at the CIT Annual Meeting

      We know of no other matter to be presented at the Annual Meeting. Under our Bylaws, no business may be transacted at the Annual Meeting other than business that is (a) stated in the notice of Annual Meeting, (b) proposed at the direction of our Board of Directors, or (c) proposed by any CIT stockholder who is entitled to vote at the meeting and who has complied with the notice procedures in our Bylaws.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

      Unless you indicate contrary instructions to those set forth in the proxy for the Stockholders Meeting, the persons named in the proxy have indicated that they will vote all shares of Common Stock represented by the proxy for the election of each of the nominees listed below as directors.

      Our Board of Directors met seven times during 1998. All of the nominees listed below attended at least 75% of the meetings of the Board of Directors during 1998, except for Mr. Kaneko, who attended 4 meetings, Ms. Disney, who was appointed by the Board of Directors in December 1998, and Messrs. Torii and O'Grady who were appointed by the Board of Directors in April 1999.

      The directors elected at the meeting will each serve for a term of one year, or until the next annual meeting of stockholders. Should any nominee become unavailable for election, the Board of Directors may designate another nominee, in which case the persons acting under duly executed proxies will vote for the election of the replacement nominee. Management is not aware of any circumstances likely to render any nominee unavailable. Election of directors will be by a plurality of the votes cast. Broker non-votes and abstentions will have no effect on the outcome of the election.

Nominees

      The following sets forth information concerning the 12 nominees for election as directors at the meeting, including information as to each nominee's age as of August 1, 1999 and business experience during the past five years. This information was provided to CIT by the nominees. CIT knows of no family relationship among the nominees. Certain Directors are also directors or trustees of privately held business or not-for-profit entities that are not referred to below.

Name                                  Age   Current Position/Offices
----                                  ---   ------------------------
Hisao Kobayashi ....................  64   President, Hibiya Building Co., Ltd.
                                           Chairman of the Board of Directors of CIT
Albert R. Gamper, Jr. (1) ..........  57   President & Chief Executive Officer of CIT
Daniel P. Amos .....................  47   President and Chief Executive Officer of AFLAC Incorporated and American
                                           Family Life Assurance Company of Columbus
Anthea Disney ......................  52   Executive Vice President of News Corporation Ltd.
Takasuke Kaneko ....................  56   President, DKB Securities Co., Ltd.
William M. O'Grady (1) .............  59   Executive Vice President & Chief Administrative Officer of CIT
Joseph A. Pollicino (1) ............  59   Vice Chairman of CIT
Paul N. Roth .......................  60   Partner, Schulte Roth & Zabel LLP
Peter J. Tobin .....................  55   Dean, College of Business Administration, St. John's University
Tohru Tonoike ......................  49   General Manager, The Americas Specialized Finance Division,
                                           New York Branch, DKB
Keiji Torii ........................  51   Director and General Manager, New York Branch, DKB
Alan F. White ......................  61   Senior Associate Dean, Massachusetts Institute of Technology, Alfred P. Sloan
                                           School of Management


-----------
(1) Messrs. Gamper, O'Grady and Pollicino, who are listed above as Nominees, are also Executive Officers of CIT.

      Hisao Kobayashi has served as a Director of CIT since December 1989 and as Chairman of the Board of Directors since July 1992. Since June 1999, Mr. Kobayashi has served as President of Hibiya Building Co., Ltd. Prior to June 1999, Mr. Kobayashi served as a Senior Advisor of DKB since May 1995. Prior to May 1995, Mr. Kobayashi served in a number of executive positions with DKB, where he had been an employee since 1959, including most recently as Senior Managing Director from May 1993 and Managing Director from June 1991. Mr. Kobayashi is a director of AFLAC Incorporated, a life insurance company, and Nippon Light Metal Co., Limited, a Japanese corporation.

      Albert R. Gamper, Jr. has served as President and Chief Executive Officer since December 1989 and as a Director since May 1984. From May 1987 to December 1989, Mr. Gamper served as Chairman and Chief Executive Officer. Prior to December 1989, Mr. Gamper also held a number of executive positions at Manufacturers Hanover Corporation, a prior owner of CIT, where he had been employed since 1962.

      Daniel P. Amos has served as a Director of CIT since January 1998. Mr. Amos has served as President and Chief Executive Officer of AFLAC Incorporated, a life insurance company, and of its principal subsidiary, American Family Life Assurance Company of Columbus, since August 1990. Mr. Amos is a director of AFLAC Incorporated and Georgia Power Company.

      Anthea Disney has served as Director of CIT since December 1998. Ms. Disney has served as Executive Vice President of News Corporation Ltd. since June 1999. Prior to June 1999, Ms. Disney was Chairman and Chief Executive Officer of News America Publishing Group, a division of News Corporation, since October 1997. Ms. Disney has held a number of other positions with News Corporation since 1973, including President and Chief Executive Officer of Harper Collins Publishers and Editor-in-Chief of I-Guide.

      Takasuke Kaneko has served as a Director of CIT since June 1995. He also was a Director and Senior Executive Vice President of CIT from December 1989 to May 1993. Mr. Kaneko has been President of DKB Securities Co., Ltd. since April 1999. Prior to April 1999, Mr. Kaneko was Deputy President of DKB since June 1997, Senior Managing Director of DKB from May 1997 and Managing Director since May 1995. Prior to such time, Mr. Kaneko served in a number of other positions at DKB, including Director and General Manager of the International Planning and Coordination Division since August 1994, Director and General Manager of the International Planning Division since June 1994 and General Manager of the International Finance Division since May 1993.

      William M. O'Grady has served as a Director of CIT since April 1999 and as CIT's Executive Vice President and Chief Administrative Officer since January 1986. Previously he served in a number of other executive positions with CIT and with RCA Corporation, a prior owner of CIT, from July 1965.

      Joseph A. Pollicino has served as a Director of CIT since August 1986 and as Vice Chairman of its Board of Directors since December 1989. Prior to December 1989, Mr. Pollicino held a number of executive positions at CIT and at Manufacturers Hanover Corporation, where he had been employed since 1957.

      Paul N. Roth has served as a Director of CIT since December 1989. Mr. Roth has been a partner in the New York law firm of Schulte Roth & Zabel LLP since it was founded in 1969.

      Peter J. Tobin has served as a Director of CIT since May 1984. Mr. Tobin has been Dean of the College of Business Administration at St. John's University since August 1998. From April 1996 to December 1997, Mr. Tobin was Chief Financial Officer of The Chase Manhattan Corporation. From January 1992 to April 1996, Mr. Tobin served as Chief Financial Officer of both Chemical Bank and Chemical Banking Corporation, a predecessor of The Chase Manhattan Corporation, and prior to that he served in a number of executive positions at Manufacturers Hanover Corporation, a predecessor of Chemical Banking Corporation. He is a Director of The Equitable Companies Incorporated.

      Tohru Tonoike has served as a Director of CIT since April 1997. He also was a Senior Executive Vice President of CIT from April 1997 to June 1999. Mr. Tonoike has been General Manager of The Americas Specialized Finance Division of the New York Branch of DKB since June 1999. Prior to April 1997, Mr. Tonoike was employed by DKB since April 1973, where he served in a number of executive positions including, most recently, Head of the Americas Office in the International Planning and Coordination Division since September 1996, Assistant General Manager of Corporate Finance Division I since September 1993 and Head of the CIT Office in the Americas Division since October 1992.

      Keiji Torii has served as a Director of CIT since April 1999. He also was a Director and Senior Executive Vice President of CIT from April 1996 to April 1997 and a Director and Executive Vice President of CIT from May 1993 to April 1996. Mr. Torii has been Director and General Manager of the New York Branch of DKB since June 1999. Prior to June 1999, Mr. Torii served as General Manager of the New York branch of DKB since April 1999 and as General Manager of International Planning and Coordination Division since May 1997.

      Alan F. White has served as a Director of CIT since March 1998. Mr. White has served as Senior Associate Dean of the Alfred P. Sloan School of Management, Massachusetts Institute of Technology, since 1991. Mr. White has held a number of other positions with the Sloan School of Management since 1973, including responsibility for MIT programs in Asia, Europe, and Latin America and Director of Executive Education at MIT. He is a director of SBS Technologies, Inc.

      The Board of Directors recommends a vote "For" each of the nominees for Director.

Board Organization and Committees

      The Audit Committee of the Board of Directors is comprised of three members and met five times during 1998. The Compensation Committee of the Board of Directors is comprised of three members and met five times during 1998. Each member of the Audit Committee and the Compensation Committee attended at least 75% of the meetings of the applicable Committee during 1998, except for Ms. Disney, who was appointed by the Board of Directors in December 1998.

      The following discussion summarizes certain matters concerning current committees of the Board of Directors:

Audit Committee

Number of Members ...................  3

Members .............................  Peter J. Tobin (Chairman)
                                       Daniel P. Amos
                                       Alan F. White

Functions ........................... o Recommends  independent  public accountants to the CIT Board of
                                        Directors for selection, subject to
                                        ratification by stockholders;

                                      o Approves the scope of the  independent
                                        public accountants' audit and reviews
                                        the audit with the accountants;

                                      o Approves the plan of the internal audit
                                        function;

                                      o Reviews reports rendered by the
                                        independent public accountants, internal auditor, and regulatory examiners;

                                      o Reviews internal controls, accounting
                                        practices, financial reporting, and
                                        regulatory compliance;

                                      o Ascertains that recommendations for
                                        improving the control environment have
                                        been  adequately addressed by
                                        management; and

                                      o Reports to the CIT Board of Directors
                                        as appropriate.

Compensation Committee

Number of Members ...................  3
Members .............................  Daniel P. Amos (Chairman)
                                       Anthea Disney
                                       Peter J. Tobin
Functions ........................... o Considers and approves salaries, bonuses and stock-based compensation for the Named Executive Officers, for whom compensation is reported under "Executive Compensation";
                                      o Administers and makes awards under the
                                        Long-Term Equity Compensation Plan; and
                                      o Reports to the CIT Board of Directors as
                                        appropriate.

Nominating Committee

      CIT does not have a standing nominating committee.

Executive Officers

      The following table lists the names and ages, followed by a biographical summary, of CIT's executive officers, other than Messrs. Gamper, O'Grady, and Pollicino, who are listed above as Nominees, as of August 1, 1999. No family relationship exists among CIT's executive officers or with any Director. The executive officers were appointed by and hold office at the discretion of the Board of Directors.

Name                                  Age   Current Position/Offices(1)
----                                  ---   ---------------------------
Joseph M. Leone .....................  46   Executive Vice President and Chief
                                             Financial Officer
Ernest D. Stein .....................  59   Executive Vice President, General
                                             Counsel, and Secretary

----------
(1) Certain Executive Officers are also directors or trustees of privately held or not-for-profit organizations that are not referenced to below.

      Joseph M. Leone has served as CIT's Executive Vice President and Chief Financial Officer since July 1995. Previously, Mr. Leone served as Executive Vice President of Sales Financing, a business unit of CIT, from June 1991, Senior Vice President and Controller since 1987, and in a number of other executive positions with Manufacturers Hanover Corporation since May 1982.

      Ernest D. Stein has served as CIT's Executive Vice President, General Counsel, and Secretary since February 1994. Previously, Mr. Stein served as Senior Vice President and Deputy General Counsel since April 1993, as Senior Vice President and Assistant General Counsel since March 1992, and in a number of executive positions with Manufacturers Hanover Corporation, including Executive Vice President and General Counsel since December 1985.

                              PRINCIPALSTOCKHOLDERS

Security Ownership of Certain Beneficial Owners

      The table below shows, as of June 30, 1999, the name and address of each person known to CIT that beneficially owns in excess of 5% of any class of voting stock.

                                                                             Amount and Nature of
                                                                             Beneficial Ownership
                                                                    -------------------------------------
      Title of Class                  Name and Address of            Sole Voting and    Shared Voting and   Percent
         of Stock                      Beneficial Owner             Investment Power     Investment Power   of Class
      --------------                   ----------------             ----------------    -----------------   --------
Common Stock                  The Dai-Ichi Kangyo Bank,                71,000,000             0               43.8%
                              Limited
                              1-5, Uchisaiwaicho, 1-chome
                              Chiyoda-ku, Tokyo 100
                              Japan

Common Stock                  Barrow, Hanley, Mewhinney & Strauss      10,800,000             0                 6.7%
                              3232 McKinney Avenue
                              Dallas, TX 75204


Security Ownership Of Directors And Executive Officers

      The table below shows, as of June 30, 1999, the number of shares of CIT Common Stock owned by each Director, by Messrs. Gamper, Pollicino, Leone, O'Grady, and Stein (the "Named Executive Officers"), and by the Directors and Named Executive Officers as a group.

                                                                Amount and Nature
                                                               of Beneficial Ownership         Percentage
    Name of Individual                                       (CIT Common Stock)(1)(2)(3)        of Class
    ------------------                                       ---------------------------       ----------
Hisao Kobayashi ...........................................               4,100                      *
Albert R. Gamper, Jr. (4) .................................             279,481                      *
Daniel P. Amos (5) ........................................              61,566                      *
Anthea Disney .............................................                   0                      *
Takasuke Kaneko ...........................................                   0                      *
William M. O'Grady ........................................              50,846                      *
Joseph A. Pollicino .......................................             155,445                      *
Paul N. Roth ..............................................               9,000                      *
Peter J. Tobin ............................................              10,000                      *
Tohru Tonoike .............................................                   0                      *
Keiji Torii ...............................................                   0                      *
Alan F. White .............................................               2,366                      *
Joseph M. Leone ...........................................              55,455                      *
Ernest D. Stein ...........................................              43,593                      *
All Directors and executive
 officers as a group (14 persons) .........................             671,852                      *


-----------
*    Represents less than 1% of the total outstanding Common Stock.

(1) Includes shares of Restricted Stock issued under the Long Term Equity Compensation Plan in lieu of cash awards under the CIT Bonus Plan, for which the holders have voting rights, but for which ownership has not vested, in the following amounts: Mr. Gamper - 18,016 shares, Mr. Pollicino
     - 12,043 shares, Mr. Leone - 4,625 shares, Mr. O'Grady - 3,854 shares, and Mr. Stein - 2,891 shares.

(2) Includes shares of Restricted Stock awarded under the Long-Term Equity Compensation Plan for which the holders have voting rights, but for which ownership has not vested, in the following amounts: Mr. Gamper - 125,926 shares, Mr. Pollicino - 77,778 shares, Mr. Roth - 5,000 shares, Mr. Tobin - 5,000 shares, Mr. Leone - 26,043 shares, Mr. O'Grady - 23,502 shares, and Mr. Stein - 17,150 shares.

(3) Includes shares of stock issuable pursuant to stock options awarded under the Long-Term Equity Compensation Plan that have vested or will vest within 60 days after August 2, 1999 in the following amounts: Mr. Gamper - 117,933 shares, Mr. Pollicino - 64,333 shares, Mr. Amos - 1,666 shares, Mr. White - 1,666 shares, Mr. Leone - 19,333 shares, Mr. O'Grady - 18,033 shares, and Mr. Stein - 13,133 shares.

(4) Includes 1,100 shares owned by Mr. Gamper's daughter and 1,100 shares owned by Mr. Gamper's son, as to which Mr. Gamper disclaims beneficial ownership.
(5) Includes 7,100 shares owned by Lapaul, Inc., a Georgia corporation, which is controlled by Mr. Amos.

Compliance with  Section 16(a) of the Securities Exchange Act

      Based on CIT's records and other information, CIT believes that its Directors and officers complied with all applicable SEC filing requirements for reporting beneficial ownership of CIT's equity securities for 1998, except that Hisao Kobayashi inadvertently failed to file a Form 4 for November 1998 to report that he purchased 2,000 shares of Common Stock in CIT's secondary offering of Common Stock. Mr. Kobayashi filed a Form 4 to report the purchase in March 1999.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation of Directors

      Our directors who are not employees or officers of DKB or CIT or of any subsidiary of either of them are paid an annual Board membership fee of US$30,000, an attendance fee of US$1,000 for each meeting of the Board of Directors, and an annual membership fee of US$5,000 for service on any committee of the Board of Directors. In addition, such directors are eligible for grants under our Long-Term Equity Compensation Plan.

Report from the Compensation Committee Regarding Executive Compensation

      This report on the compensation policies, components and decisions of CIT for 1998 with respect to CIT's Named Executive Officers is presented by the Compensation Committee of the Board, which for most of 1998 was made up of two members consisting of Daniel Amos, Chairman of the Compensation Committee, and Peter Tobin. A third member, Anthea Disney, was appointed December 2, 1998. All such members of the Compensation Committee are outside Directors as defined by
Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The Compensation Committee approves current compensation arrangements for the Named Executive Officers of CIT. The Compensation Committee met a total of five times in 1998.

      Overview and Philosophy. CIT has adopted compensation programs to attract, retain, motivate, and reward management. Its programs are designed to link an executive's compensation to the performance of CIT and the interests of its shareholders. CIT seeks to attract and retain the highest caliber of management by offering, in addition to other intangible non-monetary benefits, total compensation that is comparable to that offered by its competitors. The companies used historically for comparison purposes for compensation analysis may be different from the companies included in the peer group comparison for the Stock Performance Graph. CIT competes for talented executives among a variety of companies, not just those chosen for comparison on stock performance. CIT believes that it is also important to provide compensation components that accrue to the benefit of, and provide security to, its management over the long term, to promote the retention of management. To align the interests of management more closely with that of CIT and to motivate and reward individual initiative and effort, CIT seeks to promote performance-based compensation so that contributions to CIT as a whole, as well as the attainment of individual performance goals, are rewarded. Through the use of performance-based plans that reward attainment of operating unit or overall goals of CIT, CIT seeks to foster an attitude of teamwork, and the use of tools like equity ownership is important to ensure that the efforts of management are consistent with the objectives of shareholders. Through the use of restricted stock and stock options, CIT seeks to promote increased equity ownership by management in CIT.

      It is CIT's policy to make decisions about executive compensation that serve the best interests of CIT and the stockholders. In making its decisions, the Compensation Committee routinely considers, but is not limited in its decision making by, the impact of Section 162(m) of the Code, which governs the tax deductibility of pay for the Named Executive Officers.

Executive Compensation Plans

      Base Salaries. CIT's philosophy on executive compensation emphasizes variable components, such as annual and long-term incentives. Base salary increase reviews were conducted at fifteen month intervals for executive officers, excluding the Vice Chairman and the President and Chief Executive Officer, who received eighteen month reviews. In 1998, the Compensation Committee reviewed salary data on financial services competitor companies. The survey showed that salaries paid to the named CIT executives were below the market median. Marketplace competitive salary increases have been granted to Mr. Gamper and Mr. Pollicino at year-end and to Mr. Leone, Mr. O'Grady, and Mr. Stein in 1999.

      Annual Incentives. Annual incentive pools are funded based on performance against individual business unit net income targets and the growth of net income over the prior year for CIT as a whole. Executives are rewarded for their individual contributions to attainment of business unit targets and the growth of CIT overall. After considering the performance of CIT in 1998, the Compensation Committee awarded bonuses to the named executives that reflected their individual contribution to the attainment of CIT's net income and growth goals.

      Under a program to encourage stock ownership approved by the Compensation Committee, CIT's executives were permitted to elect to receive up to 50% of their 1998 annual bonus award in CIT restricted stock. The cash portion deferred is converted to stock at a 25% premium. The restricted stock is subject to forfeiture of unvested amounts if the executive voluntarily terminates employment with CIT prior to three years from the date of the award. All Named Executive Officers elected to receive the maximum amount permissible of their 1998 bonus award in CIT restricted stock.

      Long-Term Incentives. CIT maintains a stock-based incentive plan, "The Long-Term Equity Compensation Plan" (the "ECP"), covering Directors and employees of CIT and its subsidiaries. The ECP provides for the grant of annual incentive awards, incentive and non-qualified stock options, stock appreciation rights, restricted stock, performance shares and performance units. The Compensation Committee administers the ECP, and has the discretion to select the employees to whom awards are granted and to determine the type, size, and terms and conditions applicable to each award. Grants under the ECP are intended to provide long-term compensation opportunities that reward executives consistent with long-term returns to shareholders.

      Stock options were last granted to the Named Executive Officers in November 1997 coincident with CIT's initial public offering. These grants were made for the purpose of aligning the interests of CIT's executives with shareholder concerns. The levels of stock option grants at the initial public offering were determined with the assistance of an independent compensation consultant, and reflected grant levels that are characteristic of those extended to executives at other companies under similar circumstances. No additional ECP grants were made to the Named Executive Officers during 1998. The Compensation Committee will review survey data during 1999 to assess competitiveness of CIT's long-term incentive compensation practices and address issues as appropriate.

      CEO Compensation. During 1998, after an 18-month salary increase review interval, the Compensation Committee reviewed an analysis of Mr. Gamper's compensation in comparison with the compensation of the chief executive officers of other financial services companies. The analysis revealed Mr. Gamper's total compensation package was below the median of his peers.

      After considering CIT's performance for the year, the value generated for shareholders, and Mr. Gamper's demonstrated leadership during the period following the initial public offering, the Compensation Committee approved a salary increase to US$750,000. The salary increase placed him at the market median.

      The funding for the annual bonus plan is based on the attainment of individual business unit targets and at the corporate level on the overall growth of CIT's net income compared to the prior year. CIT's 1998 net income increased 9% over 1997. The Board of Directors awarded Mr. Gamper a bonus of US$935,000 for 1998, an increase of 11%, compared to the prior year. Mr. Gamper elected to receive the maximum permissible amount of his award in restricted stock.

      In light of the stock option grant awarded to Mr. Gamper in November 1997, at the time of the initial public offering, no ECP awards were made to him in 1998.

February 11, 1999                                       Compensation Committee

                                                        Daniel P. Amos, Chairman
                                                        Peter J. Tobin, Director
                                                        Anthea Disney, Director

Comparative Stock Performance

      SEC rules require proxy statements to contain a performance graph that compares the performance of our Common Stock against Standard & Poor's 500 Stock Index and a published industry or line of business index or group of "peer issuers," covering a five-year period. We selected the S&P Financials Index and the Russell 1,000 Financial Services Index, in which CIT is included, as the appropriate line of business indices for purposes of this comparison. Because our Common Stock was priced in the initial public offering on November 12, 1997 and began trading on the New York Stock Exchange on November 13, 1997, the graph compares performance from November 12, 1997 through December 31, 1998. The graph assumes an investment of US$100 at the beginning of the period at the initial public offering price of US$27.00 per share of Common Stock and reinvestment of dividends.

     CIT'S PERFORMANCE VS S&P FINANCIAL, RUSSELL 1000 FINANCIAL, AND S&P 500
              INDICES November 12, 1997 through December 31, 1998

November 12, 1997 = 100

                                    [graph]

              11/27/97    12/31/97    3/31/98     6/30/98    9/30/98    12/31/98
              --------    --------    -------     -------    -------    --------
CIT             100          119        121         139        96          119

S&P Financial   100          111        125         130       102          124

S&P 500         100          107        122         126       114          138

Russell 1000
Fncl Svcs      100          111        124         126       100          120

Source: Bloomberg L.P.

Executive Compensation

      The table below sets forth the annual and long-term compensation, including bonuses and deferred compensation, of the Named Executive Officers for services rendered in all capacities to CIT during the fiscal years ended December 31, 1998, 1997, and 1996.

                           SUMMARY COMPENSATION TABLE
                                 (U.S. Dollars)

                                                                                      Long-Term Compensation
                                                                               ---------------------------------
                                         Annual Compensation                                           Payouts
                         ----------------------------------------------------  ---------------------------------
                                                      Other Annual Restricted Securities              All Other
      Name and                                          Compensa-     Stock   Underlying     LTIP     Compensa-
 Principal Positions      Year     Salary    Bonus(1)    tion(2)  Awards(1)(3) Options(4) Payouts(5)   tion(6)
 -------------------      ----     ------    --------  ---------- ----------- -----------  ---------- ----------
Albert R. Gamper, Jr., .. 1998    $663,471   $467,500    $37,778  $  584,394           0           0   $32,939
President and             1997    $632,320   $845,000    $79,531  $3,400,000     619,200  $4,122,261   $79,697
Chief Executive           1996    $600,002   $785,000    $74,319  $        0           0  $  722,369   $30,000
Officer

Joseph A. Pollicino, .... 1998    $482,127   $312,500    $23,333  $  390,645           0           0   $25,685
Vice Chairman             1997    $461,560   $580,000    $47,720  $2,100,000     337,800  $2,533,400   $24,795
                          1996    $439,998   $550,000    $44,775  $        0           0  $  433,400   $23,600

Joseph M. Leone, ........ 1998    $237,000   $120,000    $ 7,813  $  150,023           0           0   $15,880
Executive                 1997    $212,962   $200,000    $18,579  $  703,150     114,600  $  829,486   $14,851
Vice President            1996    $203,231   $170,000    $11,109  $        0           0  $  126,444   $14,129
and Chief Financial
Officer

William M. O'Grady, ..... 1998    $240,000   $100,000    $ 7,051  $  125,014           0           0   $16,000
Executive Vice            1997    $220,769   $175,000    $16,826  $  634,550     108,700  $  742,900   $15,164
President and Chief       1996    $209,769   $150,000    $ 9,801  $        0           0  $  108,350   $14,391
Administrative Officer

Ernest D. Stein,......... 1998    $220,000   $ 75,000    $ 5,145  $   93,777           0           0   $15,200
Executive Vice President, 1997    $200,769   $130,000    $12,461  $  463,050      79,200  $  538,895   $14,364
General Counsel, and      1996    $192,692   $115,000    $ 6,744  $        0           0  $   75,845   $13,708
Secretary


----------
(1) The amounts shown in the Bonus column for 1998 represent the cash amounts paid under CIT's annual bonus plan. All Named Executive Officers elected to receive 50% (the maximum allowable amount) of their bonus for 1998 in restricted stock rather than cash. Pursuant to the ECP, executive officers may elect to receive some or all of their annual bonus plan awards in common stock rather than cash. The restricted stock awarded included a 25% premium in recognition of the election to forego cash compensation. The shares awarded will vest annually in one-third increments commencing in January 2000. For all Named Executive Officers, the amounts shown in the Restricted Stock Awards column for 1998 represent the fair market value on January 28, 1999 (the date of the grant) of the shares of Common Stock awarded at $32.4375 per share. CIT will pay dividends on the restricted stock awarded to each Named Executive Officer to the extent and on the same basis as paid to all other stockholders.

(2) The payments set forth in 1998 under Other Annual Compensation represents the dividends paid on restricted stock awarded in 1997. The shares issued in 1997 were as follows: Mr. Gamper - 125,926 shares; Mr. Pollicino - 77,778 shares; Mr. Leone - 26,043 shares; Mr. O'Grady - 23,502 shares; and Mr. Stein - 17,150 shares. Compensation reported for 1997 and 1996 includes dividends paid under The CIT Group, Inc. Career Incentive Plan (the "CIT Career Incentive Plan"). For the performance period 1993-1995, Mr. Gamper was awarded 20,000 phantom shares, Mr. Pollicino was awarded 12,000 phantom shares, Mr. Leone was awarded 3,500 phantom shares, Mr. O'Grady was awarded 3,000 phantom shares and Mr. Stein was awarded 2,100 phantom shares. The shares awarded for the performance period 1993 - 1995 were vested in one-third increments commencing January 1996. For the performance period 1996 - 1998 under the CIT Career Incentive Plan, Mr. Gamper was awarded 20,000 phantom shares, Mr. Pollicino was awarded 12,000 phantom shares, Mr. Leone was awarded 4,100 phantom shares, Mr. O'Grady was awarded 3,700 phantom shares and Mr. Stein was awarded 2,700 phantom shares. We terminated the CIT Career Incentive Plan in conjunction with our initial public offering in 1997.

(3) The number and value at December 31, 1998 of restricted stock awarded in 1997 based upon the closing market price of $31.8125 per share for Common Stock was as follows: Mr. Gamper - 125,926 shares ($4,006,021); Mr. Pollicino - 77,778 Shares ($2,474,313); Mr. Leone - 26,043 shares ($828,493); Mr. O'Grady - 23,502 ($747,657); and Mr. Stein - 17,150
     ($545,584).

(4)  Stock options to purchase Common Stock awarded under the ECP.

(5) The payments set forth under LTIP Payouts represent the payout of shares vested under the CIT Career Incentive Plan. The payouts in 1996 and 1997 were for shares awarded for the performance period 1993 - 1995. Also included under LTIP Payouts for 1997 is the one-time cash payout related to the termination of the CIT Career Incentive Plan for the 1996 - 1998 performance period.

(6) The payments set forth under "All Other Compensation" include the matching employer contribution to each participant's account and the employer flexible retirement contribution to each participant's flexible retirement account under The CIT Group, Inc. Savings Incentive Plan (the "CIT Savings Plan"). We made the matching employer contribution pursuant to a compensation deferral feature of the CIT Savings Plan under Section 401(k) of the Internal Revenue Code of 1986. Each of the Named Executive Officers received a contribution of $6,400 under the employer match and a contribution of $6,400 under the employer flexible retirement account. The payments set forth under "All Other Compensation" also included contributions to each participant's account under The CIT Group, Inc. Supplemental Savings Plan (the "CIT Supplemental Savings Plan"), which is an unfunded non-qualified plan. For 1998, they are as follows: Mr. Gamper
     - $20,139, Mr. Pollicino - $12,885, Mr. Leone - $3,080, Mr. O'Grady -
     $3,200 and Mr. Stein - $2,400. In 1997, Mr. Gamper received payments designed to cover the 1.45% Medicare tax liability created by vesting in his deferred retirement benefits.

Stock Option Awards During 1998

      Stock options and other rights related to Common Stock may be awarded to executives under the ECP. There were no stock options awarded to the Named Executive Officers in 1998. The following table gives additional information on options exercised in 1998 by the Named Executive Officers and on the number and value of options held by the Named Executive Officers at December 31, 1998.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES
                                 (U.S. Dollars)

                                                                     Number of
                                                               Securities Underlying   Value Unexercised In-the-
                                                                     Unexercised                 Money
                                                                 Options at 12/31/98      Options at 12/31/98
                                                                 ------------------      ---------------------
                                      Shares
                                     Acquired         Value         Exercisable/             Exercisable/
           Name                     on Exercise     Realized        Unexercisable            Unexercisable
           -----                    ----------       -------      -----------------      ---------------------
Albert R. Gamper, Jr. ............         0          $0           117,933/501,267         $567,553/$2,412,347
President and Chief
Executive Officer

Joseph A. Pollicino ..............         0          $0            64,333/273,467         $309,603/$1,316,060
Vice Chairman

Joseph M. Leone ..................         0          $0             19,333/95,267            $93,040/$458,472
Executive Vice President
and Chief Financial Officer

William M. O'Grady ...............         0          $0             18,033/90,667            $86,784/$436,335
Executive Vice President and
Chief Administrative Officer

Ernest D. Stein ..................         0          $0             13,133/66,067            $63,203/$317,947
Executive Vice President, General
Counsel, and Secretary


      The options reported are non-qualified stock options to purchase shares of Common Stock awarded under the ECP. The exercise price of the options is US$27.00 per share and the closing trading price on the New York Stock Exchange of Common Stock at December 31, 1998 was US$31.8125.

Benefit Plans

      Employee Stock Purchase Plan. Subject to approval by the stockholders, the Board of Directors has adopted The CIT Group, Inc. Employee Stock Purchase Plan (the "ESPP"), which offers our employees the opportunity to purchase Common Stock at a discount through payroll deductions. The ESPP is intended to meet the requirements of Section 423 of the Code. All of our regular full-time and part-time employees are eligible to participate in the ESPP beginning with the first Offering Period that starts following their employment. Employees desiring to purchase stock through the ESPP may elect to contribute 1% to 10% in any payroll period. These payroll deductions accumulate during the three-month "Offering Period". At the end of each Offering Period, the payroll deductions are used to purchase Common Stock at a price equal to 85% of the lower of the fair market value of the Common Stock at the beginning or end of the Offering Period. (Prior to the amendment of the ESPP on January 28, 1999, effective for the Offering Period commencing on October 1, 1998, the option price per share equaled 85% of the fair market value of a share of Common Stock on the last day of the Offering Period, and effective for the Offering Period commencing on January 1, 1999, the option price per share equaled the lesser of (i) 85% of the fair market value of a share of Common Stock on January 28, 1999 or (ii) 85% of the fair market value of a share of Common Stock on the last business day of the Offer Period.) (Please refer to Proposal 2 below for a discussion of the purchase price of Common Stock under the ESPP prior to April 1, 1999.) An employee will recognize no taxable income or gain until he or she sells the Common Stock and, if the employee meets certain holding period requirements, he or she will also be entitled to favorable tax treatment upon such sale.

      CIT will use either treasury shares, authorized but unissued shares, or publicly traded shares to satisfy purchases under the ESPP. The adoption of the ESPP by the stockholders of CIT is the subject of Proposal 2 below.

      Retirement Plans. Effective January 1, 1990, The CIT Group, Inc. Retirement Plan (the "CIT Retirement Plan") was established. Assets necessary to fund the CIT Retirement Plan were transferred from the MHC Retirement Plan, Inc. (the "MHC Retirement Plan"), the predecessor plan in which our employees participated. Accumulated years of benefit service under the MHC Retirement Plan are included in the benefits formula of the CIT Retirement Plan, which covers officers and salaried employees who have one year of service and have attained age 21.

      Subject to certain exceptions, at the normal retirement age of 65, an employee's pension is 1.25% of final average salary, as defined below, for each of the first 20 years of benefit service as a participant and 0.75% of such salary for each year of the next 20 years of benefit service. In general, an employee who was a participant in the MHC Retirement Plan before 1985 will receive a pension of not less than 2.0% of final average salary for each of the first 20 years of benefit service as a participant and 1.0% of such salary for each of the next 20 years of benefit service, reduced by 0.4% of the participant's covered compensation for each year of such benefit service up to a maximum of 35 years and further reduced by the value of certain benefits under the CIT Savings Plan. An employee who was a participant in the former CIT Retirement Plan on June 30, 1986 will not receive a pension of less than 1.1% of final average salary up to certain Social Security limits plus 1.5% of final average salary in excess of the Social Security limits, for each year of benefit service to a maximum of 35 years, reduced by certain benefits under the CIT Savings Plan. "Final average salary" is the highest average salary received in any five consecutive years in the last ten years. "Salary" includes all wages paid by CIT, including before-tax contributions made to the CIT Savings Plan and salary reduction contributions pursuant to any Section 125 Plan, but excluding commissions, bonuses, incentive compensation, overtime, reimbursement of expenses, directors' fees, severance pay and deferred compensation. This salary is comparable to the "Salary" shown in the Summary Compensation Table. After completing five years of service, an employee whose employment with CIT has terminated is entitled to a benefit, as of the employee's normal retirement date, equal to the benefit earned to the date of termination of employment, or an actuarially reduced benefit commencing at any time after age 55 if the participant is eligible for early retirement under the CIT Retirement Plan. Certain death benefits are available to eligible surviving spouses of participants.

      Because various laws and regulations set limits on the amounts allocable to a participant under the CIT Savings Plan and benefits under the CIT Retirement Plan, we have established the CIT Supplemental Retirement Plan. The CIT Supplemental Retirement Plan provides retirement benefits on an unfunded basis to participants who retire from CIT (whose benefits under the CIT Retirement Plan would be restricted by the limits) of an amount equal to the difference between the annual retirement benefits permitted and the amount that would have been paid but for the limitations imposed.

      The amounts set forth in the table are the amounts which would be paid to employees hired before 1985 pursuant to the CIT Retirement Plan and the CIT Supplemental Retirement Plan at a participants' normal retirement age assuming the indicated final average salary and the indicated years of benefit service and assuming that the straight life annuity form of benefit will be elected and that CIT Supplemental Retirement Plan benefits will be paid in the form of an annuity. The amounts may be overstated to the extent that they do not reflect the reduction for any benefits under the CIT Savings Plan.

                               PENSION PLAN TABLE
                                (in U.S. dollars)

             Annual Benefits Based on Years of Credited Service (1)


Final
Average
Salary of
Employee           15               20                25               30                35            40
--------           --               --                --               --                --            --
150,000           43,016           57,355            64,194            71,033           77,872         85,372
200,000           58,016           77,355            86,694            96,033          105,372        115,372
250,000           73,016           97,355           109,194           121,033          132,872        145,372
300,000           88,016          117,355           131,694           146,033          160,372        175,372
350,000          103,016          137,355           154,194           171,033          187,872        205,372
400,000          118,016          157,355           176,694           196,033          215,372        235,372
450,000          133,016          177,355           199,194           221,033          242,872        265,372
500,000          148,016          197,355           221,694           246,033          270,372        295,372
550,000          163,016          217,355           244,194           271,033          297,872        325,372
600,000          178,016          237,355           266,694           296,033          325,372        355,372
650,000          193,016          257,355           289,194           321,033          352,872        385,372
700,000          208,016          277,355           311,694           346,033          380,372        415,372
750,000          223,016          297,355           334,194           371,033          407,872        445,372
800,000          238,016          317,355           356,694           396,033          435,372        475,372


-----------
(1) At December 31, 1998, Messrs. Gamper, Pollicino, Leone, O'Grady, and Stein had 31, 34, 14, 29, and 5 years of benefit service respectively.

Executive Retirement Plan

      The Named Executive Officers are participants under the Executive Retirement Plan. The benefit provided is life insurance equal to approximately three times salary during such participant's employment, with a life annuity option payable monthly by us upon retirement. The participant pays a portion of the annual premium and we pay the balance on behalf of the participant. We are entitled to recoup our payments from the proceeds of the policy in excess of the death benefit. Upon the participant's retirement, a life annuity will be payable out of our current income and we anticipate recovering the cost of the life annuity out of the proceeds of the life insurance policy payable upon the death of the participant.

      In addition to the table of pension benefits shown above, we are conditionally obligated to make annual payments under the Executive Retirement Plan in the amounts indicated to the Named Executive Officers at retirement: Mr. Gamper, US$403,130, Mr. Pollicino, US$255,642, Mr. Leone, US$155,392, Mr.
O'Grady, US$120,053, and Mr. Stein, US$72,351.

Compensation Committee Interlocks and Insider Participation

      There are no interlocking relationships between any member of the Compensation Committee and any of our executive officers that would require disclosure under the rules of the SEC. The Compensation Committee consists entirely of independent, non-employee directors.

Employment Agreements

      Messrs. Gamper and Pollicino have employment agreements with CIT that extend until December 31, 1999. Mr. Gamper's agreement provides that he will serve as the Chief Executive Officer and President. Mr. Pollicino's agreement provides that he will serve as the Vice Chairman. Each will serve as a member of our Board of Directors. The agreements provide for the payment of an annual base salary of not less than the amount that each received prior to the date of his last extension on April 1, 1997. Pursuant to their employment agreements, each individual's base salary and performance is reviewed by the CIT Board of Directors during the term of the agreement pursuant to our normal practices, subject to increases but not to decreases. The employment agreements provide for participation in all executive bonus and incentive compensation plans.

      Mr. Leone, Mr. O'Grady, and Mr. Stein also have employment agreements with CIT that extend until December 31, 2000. Mr. Leone's, Mr. O'Grady's, and Mr. Stein's respective agreements provide for the payment of an annual base salary of not less than the amount received prior to the date of their last extension on November 1, 1998, to be reviewed by the Chief Executive Officer or his designee pursuant to our normal practices, subject to increases but not to decreases. The employment agreements also provide for participation in all executive bonus and incentive compensation plans.

Termination And Change-In-Control Arrangements

      Each of the employment agreements of Mr. Gamper and Mr. Pollicino with CIT provide that if his employment is terminated "without Cause" (as defined in his agreement), or if he resigns for "Good Reason" (as defined in his agreement) he will be entitled to receive severance payments equal to his base salary for 36 months provided that he does not violate the confidentiality or non-competition provisions of the agreement (the latter of which, subject to certain exceptions, extend for up to two years from the date of termination of employment), in which case we would have no obligation to make any remaining payments. Further, he will be entitled to receive, among other things, all previously earned and accrued entitlements and benefits of CIT, full employee welfare benefit coverage, outplacement services, any awards due under the ECP, and all benefits payable under our Executive Retirement Plan.

      Each of the employment agreements of Mr. Leone, Mr. O'Grady, and Mr. Stein provide that if his employment is terminated "without Cause" (as defined in his agreement) or if he resigns for "Good Reason" (as defined in his agreement), he will be entitled to receive severance payments equal to two times his total cash compensation (as defined in his agreement) provided that he does not violate the confidentiality or non-competition provisions of the agreement, in which case CIT would have no obligation to make any remaining payments. The severance payments are reduced by any "special payment" received. Further, upon such termination or resignation, he will be entitled to all previously earned and accrued entitlements and benefits, continued employee welfare benefit coverage for 24 months, two years' benefit service and age credit for purposes of calculating benefits under CIT's Retirement Plan and Executive Retirement Plan (as defined in his agreement), outplacement services, any awards due under the ECP, and all benefits payable under our Executive Retirement Plan.

      If CIT terminates Messrs. Gamper, Pollicino, Leone, O'Grady, or Stein for Cause (as defined in his agreement), or if they terminate their employment for any reason other than Good Reason, they will be entitled to all previously earned and accrued entitlements and benefits of CIT.

      If, during the term of Mr. Gamper's and Mr. Pollicino's employment agreements, a "Change of Control" (as defined in his agreement) occurs on or prior to December 31, 1999, they each will be entitled to receive a "special payment." With respect to Mr. Gamper, the amount of such a special payment shall equal the sum of his prior four years' annual bonuses under the CIT Bonus Plan, and with respect to Mr. Pollicino, the amount of such special payment shall equal the sum of his prior three years' annual bonuses under the CIT Bonus Plan.

      Notwithstanding the foregoing provision, the special payments shall be forfeited if during the one-year period following the date of a Change of
Control: (i) their employment is involuntarily terminated by CIT for "cause";
(ii) they voluntarily terminate employment with CIT for any reason other than "good reason"; or (iii) they breach any non-compete or confidentiality covenant contained in their employment agreements.

      In the event of a Change of Control during the term of employment, each of Mr. Gamper and Mr. Pollicino may elect, on 90 days' notice, to terminate his employment and have such termination deemed "Good Reason" upon the anniversary of the Change of Control. In the event the first anniversary of such a Change of Control occurs after the end of the term, the term shall be extended to the first anniversary of the Change of Control.

      If a Change of Control occurs on or prior to December 31, 2000, Mr. Leone, Mr. O'Grady, and Mr. Stein will be entitled to receive a "special payment." The amount of each individual's special payment shall equal the sum of his respective prior two years' annual bonuses under the CIT Bonus Plan. The special payment will be payable over a two year period. Notwithstanding the above, the special payment will be forfeited if during the two year period commencing on the date of such Change of Control (a) his employment is involuntarily terminated by CIT for cause, (b) he voluntarily terminates employment with CIT for any reason other than "Good Reason" as defined in his employment agreement, or (c) he breaches the non-compete or confidentiality provisions in his agreement. In addition, if during the term of each individual's employment agreement, a "Change of Control" (as defined in the agreement) occurs, the term of his employment agreement is extended until the second anniversary of the Change of Control.

      In the event Messrs. Gamper, Pollicino, Leone, O'Grady, or Stein become subject to excise taxes under Section 4999 of the Internal Revenue Code, their employment agreements provide a gross up payment equal to the amount of such excise taxes.

      Under the ECP, if a participant's employment is terminated by CIT, or a successor to CIT, on or after a Change of Control (as defined in the ECP) and prior to the first anniversary of such Change of Control: (i) all options and SARs, other than options granted in consideration of the termination of the CIT Career Incentive Plan or otherwise granted in connection with the initial public offering, held by the participant, if any, shall become immediately exercisable;
(ii) all restrictions and limitations imposed on restricted stock, other than restricted stock granted in consideration of the termination of the CIT Career Incentive Plan or otherwise granted in connection with the initial public offering, held by the participant, if any, shall lapse. The vesting of all Options and restricted stock granted in consideration of the termination of the CIT Career Incentive Plan or otherwise granted in connection with the initial public offering would be accelerated in the event the participant is terminated on or after the Change of Control and during the five-year period following the initial public offering.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      We have in the past and may in the future enter into certain transactions with affiliates. Such transactions have been, and it is anticipated that such transactions will continue to be, entered into at a fair market value for the transaction.

      Paul N. Roth, a director of CIT, is a partner of Schulte Roth & Zabel LLP, which provides legal services to CIT. Schulte Roth & Zabel LLP also serves as outside counsel for DKB.

Relationship with DKB

      DKB beneficially owns 71,000,000 shares of Common Stock, which represents approximately 43.8% of the outstanding Common Stock. DKB is our largest stockholder and may be able to exercise significant influence over the election of the members of the Board of Directors and over its business and affairs, including any determinations with respect to (i) mergers or other business combinations involving CIT, (ii) the acquisition or disposition of assets by CIT, (iii) the incurrence of indebtedness by CIT, (iv) the issuance of any additional Common Stock or other equity securities, and (v) the payment of dividends with respect to the Common Stock.

      Set forth below are descriptions of certain agreements, relationships and transactions between CIT and DKB.

Regulatory Compliance Agreement

      DKB is subject to U.S. and Japanese banking laws, regulations, guidelines, and orders that affect our permissible activities. DKB and CIT have entered into a regulatory compliance agreement (the "Regulatory Compliance Agreement") in order to facilitate DKB's compliance with applicable U.S. and Japanese banking laws, or the regulations, interpretations, policies, guidelines, requests, directives, and orders of the applicable regulatory authorities or the staffs thereof or a court (collectively, the "Banking Laws"). The Regulatory Compliance Agreement prohibits us from engaging in any new activity or entering into any transaction for which prior approval, notice or filing is required under Banking Laws without the required prior approval having been obtained, prior notice having been given or made by DKB and accepted, or such filings having been made. We are also prohibited from engaging in any activity that would cause DKB, CIT or any affiliate of DKB or CIT to violate any Banking Laws. If, at any time, it is determined by DKB that any activity then conducted by us is prohibited by any Banking Law, we arerequired to take all reasonable steps to cease such activity.

      Under the terms of the Regulatory Compliance Agreement, DKB is responsible for making all determinations as to compliance with applicable Banking Laws.

      The Regulatory Compliance Agreement expires upon the earlier of the date on which DKB owns no shares of Common Stock or DKB, in its sole discretion, requests and obtains an opinion of counsel that (i) DKB will not be required to receive prior approval from or give notice to or make filings with applicable regulatory authorities under the Banking Laws as a result of CIT or any of its subsidiaries engaging in any activity and (ii) DKB and CIT are no longer subject to the jurisdiction of the Banking Laws with respect to the activities or transactions in which CIT may engage.

Registration Rights Agreement

      DKB and CIT have entered into a registration rights agreement (the "Registration Rights Agreement"), which provides that, upon the request of DKB, its subsidiaries or certain transferees of Common Stock from DKB or its subsidiaries (each, a "Qualified Transferee"), we will use our best efforts to effect the registration under the applicable federal and state securities laws of any of the shares of Common Stock that DKB may hold or that are issued or issuable upon conversion of any other security that DKB may hold and of any other securities issued or issuable in respect of the Common Stock, in each case for sale in accordance with the intended method of disposition of the holder or holders making such demand for registration, and we will take such other actions as may be necessary to permit the sale thereof in other jurisdictions, subject to certain specified limitations. DKB, any of its subsidiaries, or any Qualified Transferee also has the right, which it may exercise at any time and from time to time, subject to certain limitations, to include any such shares and other securities in other registrations of equity securities of CIT initiated by CIT on its own behalf or on behalf of its other stockholders. CIT will pay all costs and expenses in connection with each such registration which DKB, any subsidiary thereof or any Qualified Transferee initiates or in which any of them participates. The Registration Rights Agreement contains indemnification and contribution provisions: (i) by DKB and its permitted assigns for CIT's benefit; and (ii) by CIT for the benefit of DKB and other persons entitled to effect registrations of CIT Common Stock (and other securities) pursuant to its terms, and related persons. In November 1998, DKB sold 55 million shares of Common Stock in a public offering effected as a demand registration right under the Registration Rights Agreement.

Other Transactions

      At December 31, 1998, our credit line coverage with 53 banks totaled $5.0 billion of committed facilities. At December 31, 1998, DKB was a committed bank under a $1.2 billion revolving credit facility and a $3.7 billion revolving credit facility, with commitments of $67.5 million and $210.0 million, respectively.

      We have entered into interest rate swap and cross currency interest rate swap agreements with financial institutions acting as principal counterparties, including affiliates of DKB. At December 31, 1998, the notional principal amount outstanding on interest rate swap agreements with DKB and its affiliates totaled $220.0 million. The notional principal amount outstanding on foreign currency swaps totaled $168.6 million with DKB at year-end 1998.

      We have entered into leveraged leasing arrangements with third party loan participants, including affiliates of DKB. Leveraged lease receivables, which are included in lease receivables on CIT's financial statements, exclude the portion of lease receivables offset by related nonrecourse debt payable to third party lenders, including amounts owed to affiliates of DKB that totaled $431.0 million at year-end 1998.

      At December 31, 1998, our credit-related commitments with DKB in the form of letters of credit totalled $12.2 million, equal to the amount of the single lump sum premium necessary to provide group life insurance coverage to certain eligible retired employees and an amount to fund certain overseas finance receivables.

      We have entered into cash collateral loan agreements with DKB pursuant to which DKB made loans to four separate cash collateral trusts in order to provide additional security for payments on the certificates of the related contract trusts. These contract trusts were formed for the purpose of securitizing certain recreational vehicle and recreational marine finance receivables. During 1998, we replaced DKB's position in two cash collateral loan agreements with a total payment made to DKB of $5.9 million. At December 31, 1998, the principal amount outstanding on the cash collateral loans was $34.3 million.

                                   PROPOSAL 2

                    APPROVAL OF THE CIT GROUP, INC. EMPLOYEE
                               STOCK PURCHASE PLAN

Introduction

      Effective October 1, 1998, the Board of Directors adopted, subject to approval of stockholders, The CIT Group, Inc. Employee Stock Purchase Plan, as amended (the "ESPP"), and directed that the ESPP be submitted to a vote of stockholders. On January 28, 1999, the CITBoard of Directors amended the ESPP as described below. If approved by stockholders, the ESPP, as amended, will become effective as of October 1, 1998.

      The full text of the ESPP is set forth as Annex A to this proxy statement. The following is a summary of the principal features of the ESPP and does not purport to be complete. Stockholders are urged to read the ESPP in its entirety. The summary is subject to and qualified in its entirety by reference to the ESPP.

Purpose

      The purpose of the ESPP is to provide eligible employees of CIT and its subsidiaries (each a "Participant") with an opportunity to purchase shares of Common Stock through payroll deductions. The ESPP is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"), but is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

Administration

      Our Employee Benefit Plans Committee (the "EBP Committee") administers the ESPP. Day to day administrative functions are handled by our Human Resources Department. The members of the EBP Committee are appointed by the Chief Executive Officer. The members of the EBP Committee may be removed for any reason or for no reason at any time. The ESPP has no expiration date. The ESPP may be amended or terminated at any time by the EBP Committee, provided, however, that no such amendment or termination shall be made which would impair the rights of any Participant under the ESPP without his or her consent.

Eligible Employees

      All of our employees who are customarily employed for at least 20 hours per week are eligible to participate in the ESPP.

Purchase of Shares

      Prior to each calendar quarter of the ESPP (an "Offering Period"), a Participant may authorize payroll deductions to be taken from his or her base salary to be used to purchase shares of Common Stock under the ESPP. The rate of payroll deductions shall be between 1% and 10% of the Participant's base salary. Options are granted to Participants on the first day of each Offering Period to purchase up to a number of shares of Common Stock equal to the total amount of payroll deductions accumulated during the Offering Period divided by the lesser of (i) 85% of the fair market value of a share of Common Stock on the first business day of an Offering Period or (ii) 85% of the fair market value of a share of Common Stock on the last business day of an Offering Period. Thus, the option price per share is equal to 85% of the fair market value of a share of Common Stock on either the first business day of an Offering Period or the last business day of an Offering Period, whichever is lesser. The fair market value of a share of Common Stock is the closing trading price of a share of Common Stock on the New York Stock Exchange. Prior to the amendment of the ESPP on January 28, 1999, effective for the Offering Period commencing on October 1, 1998, the option price per share equaled 85% of the fair market value of a share of Common Stock on the last day of the Offering Period, and effective for the Offering Period commencing on January 1, 1999, the option price per share of such shares of Common Stock equaled the lesser of (i) 85% of the fair market value of a share of Common Stock on January 28, 1999 or (ii) 85% of the fair market value of a share of Common Stock on the last business day of the Offering Period.

      The option to purchase shares of Common Stock under the ESPP is automatically exercised on the last day of the Offering Period. The maximum number of whole and fractional shares (rounded to the nearest ten thousandth) of Common Stock subject to the option will be purchased for the Participant at the applicable option price with the payroll deductions accumulated during the Offering Period. In any calendar year, no Participant may purchase shares of Common Stock which have a fair market value that exceeds US$25,000 when the option to purchase such shares of Common Stock is granted to the Participant.

      The maximum number of shares of Common Stock which shall be available for sale under the ESPP is 500,000 subject to adjustment by us upon a change in our capitalization. The shares of Common Stock to be sold to Participants under the ESPP may, at our election, be either treasury shares, authorized but unissued shares or publicly traded shares.

      If the shares of Common Stock to be sold to Participants under the ESPP are publicly traded shares, we shall contribute 15% of the option price, determined by the fair market value of a share of Common Stock.

      Participants may enroll, increase or decrease their rate of payroll deductions at any time to be effective for the next Offering Period so long as the authorization for the payroll deduction change is made before midnight of the 15th day before the beginning of the next Offering Period. A Participant may not increase or decrease the rate of payroll deductions during an Offering Period to be effective for that Offering Period.

      No interest accrues on the payroll deductions held in a Participant's account under the ESPP. Cash dividends for the shares of Common Stock held in a Participant's account are automatically invested in shares of Common Stock at the fair market value of the shares of Common Stock on the date that the cash dividends are invested in such shares (with no contribution by CIT for any discount toward the purchase of such shares of Common Stock). Shares of Common Stock purchased with cash dividends are held in a Participant's account under the ESPP.

      A Participant shall have the right to vote shares of Common Stock held in the Participant's account under the ESPP. However, a Participant has no interest or voting right in shares of Common Stock covered by an option until such option has been exercised under the provisions of the ESPP.

Withdrawal from ESPP; Assignment of Interest

      Participants may withdraw all, but not less than all, payroll deductions accumulated during the Offering Period at any time prior to the last day of the Offering Period by giving notice to the EBP Committee. If a Participant withdraws from the ESPP, the accumulated payroll deductions will be paid to the Participant as promptly as administratively possible and no further payroll deductions will be made for the Participant for such Offering Period. A Participant's withdrawal from the ESPP during one Offering Period does not affect such Participant's eligibility to participate in subsequent Offering Periods. However, in such a case, the Participant must authorize the resumption of payroll deductions and the rate of such payroll deductions. A Participant's termination of employment for any reason or failure to remain in the continuous employ of CIT or one of its subsidiaries for at least 20 hours per week during the Offering Period shall constitute a withdrawal from the ESPP.

      Neither payroll deductions credited to a Participant's account nor any rights with regard to the exercise of an option or to receive shares of Common Stock under the ESPP may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution, or as provided to a beneficiary in accordance with the provisions of the ESPP) by the Participant.

U.S. Federal Income Tax Consequences

      The following summary describes the principal federal income tax consequences to CIT and Participants of participation in the ESPP. The summary is based upon an analysis of the Code, as currently in effect. Any change under the Code could have a retroactive effect and could affect the consequences described in the summary. The summary does not purport to cover all federal income tax consequences that may apply to CIT or a Participant and does not contain any discussion of foreign, state or local tax laws. Participants are urged to consult their own tax advisors regarding the tax consequences to them resulting from participation in the ESPP. The ESPP is not qualified under
Section 401(a) of the Code, but is intended to comply with the provisions of
Section 423 of the Code as an "employee stock purchase plan."

 Tax Consequences to CIT

      CIT will be entitled to a tax deduction equal to the amount of payroll deductions authorized by a Participant under the ESPP to the same extent as other compensation paid to the Participant.

      With respect to our 15% contribution, if a Participant satisfies the applicable holding period, we will not be entitled to any tax deduction for any income recognized by the Participant. If a disqualifying disposition (as explained below) occurs, we will be entitled to a tax deduction equal to the amount that the Participant includes as ordinary income in the year in which the disqualifying disposition occurs.

 Tax Consequences to the Participant

      The payroll deductions authorized by a Participant under the ESPP continue to be taxable income to the Participant in the year such amounts are earned. Such income is subject to taxation to the same extent (Federal, state and local) as other compensation income received by the Participant. However, a Participant will not recognize income either upon enrollment in the ESPP or upon any purchase of shares of Common Stock under the ESPP. All tax consequences are deferred until a Participant sells the shares of Common Stock acquired under the ESPP, disposes of such shares by gift, or dies.

      The tax treatment with respect to a disposition of shares of Common Stock purchased pursuant to an option under the ESPP depends on whether such shares of Common Stock are disposed of within the holding period provided under Section 423 of the Code. Under Section 423 of the Code, the required holding period is the later of (i) two years after the date of the option grant or (ii) one year after the option exercise date. The required holding period is also satisfied if the Participant dies while holding shares of Common Stock acquired under the ESPP. If a disposition does not satisfy the required holding period under
Section 423 of the Code, such disposition is called a "disqualifying disposition." If a disqualifying disposition occurs, the Participant must recognize as ordinary income, in the year of such disqualifying disposition, the difference between the fair market value of the shares of Common Stock on the date that the option is exercised and the option's exercise price.

      Since the ESPP provides that the option price per share of Common Stock generally shall be the lesser of (i) 85% of the fair market value of a share of Common Stock on the first business day of an Offering Period or (ii) 85% of the fair market value of a share of Common Stock on the last business day of an Offering Period, a Participant who satisfies the required holding period under
Section 423 of the Code must include as ordinary income at the time of sale or other taxable disposition of the shares of Common Stock purchased pursuant to an option, or upon the Participant's death while still holding the shares of Common Stock purchased pursuant to an option exercised under the ESPP, the lesser of:

      (i) the amount, if any, by which the fair market value of the shares of Common Stock when the option was exercised exceeds the option price; or

      (ii) the amount, if any, by which the fair market value of the shares of Common Stock at the time of such disposition or death exceeds the option price paid.

      The basis of the shares of Common Stock purchased pursuant to an option will be increased by the amount of ordinary income recognized. If a Participant satisfies the applicable holding period with respect to the shares of Common Stock purchased pursuant to an option, such shares of Common Stock would be eligible for capital gains treatment under the Code.

Stockholder Approval

      The affirmative vote of a majority of the shares of Common Stock present and voting thereon is required for adoption of this proposal.

      The Board of Directors believes that it is in the best interests of CIT and the stockholders to approve the ESPP.

      The Board of Directors recommends a vote "For" the approval of The CIT Group, Inc. Employee Stock Purchase Plan.

                                   PROPOSAL 3

                     APPOINTMENT OF INDEPENDENT ACCOUNTANTS

      The Board of Directors has appointed the firm of KPMG LLP, 150 John F. Kennedy Parkway, Short Hills, New Jersey 07078 as independent accountants to examine the financial statements of CIT and its subsidiaries for the year ending December 31, 1999, and to perform other appropriate accounting services. This appointment was recommended by the Audit Committee of the Board of Directors. A resolution will be presented to the meeting to ratify the appointment. The affirmative vote of a majority of the number of votes entitled to be cast by the Common Stock represented at the meeting is needed to ratify the appointment. If the stockholders do not ratify the appointment of KPMG LLP, the selection of independent accountants will be reconsidered by the Board of Directors.

      KPMG LLP has examined our financial statements since 1984. A member of KPMG LLP will be present at the meeting and will be available to respond to appropriate questions by stockholders.

      The Board of Directors recommends a vote "For" the ratification of KPMG LLP as CIT's independent auditors for 1999.

OTHER BUSINESS

      CIT's management does not intend to bring any business before its Annual Meeting other than the matters referred to in this proxy statement. If, however, any other matters properly come before the Annual Meeting, it is intended that the persons named in the accompanying proxy will vote pursuant to the proxy in accordance with their best judgment on such matters to the extent permitted by applicable law and regulations. The discretionary authority of the persons named in the accompanying proxy extends to matters which the Board of Directors does not know are to be presented at the meeting by others and any proposals of stockholders omitted from the proxy material pursuant to Rule 14a-8 of the SEC.

               STOCKHOLDERS PROPOSALS AND NOMINATIONS FOR THE 2000
                                 ANNUAL MEETING

      Stockholders proposals to be included in the proxy statement for CIT's next annual meeting must be received by the Secretary of CIT not later than December 2, 1999.

      Also, under CIT's Bylaws, nominations for director or other business proposals to be addressed at the meeting may be made by a stockholder entitled to vote who has delivered a notice to the Secretary of CIT no later than the close of business on March 28, 2000 and not earlier than February 26, 2000. The notice must contain the information required by the CIT Bylaws.

      These advance notice provisions are in addition to, and separate from, the requirements which a stockholder must meet in order to have a proposal included in the proxy statement under the rules of the SEC.

      Copies of CIT's Bylaws may be obtained from the Secretary.

                                     By Order of the Board of Directors

                                     /s/ ERNEST D. STEIN
                                     ---------------------------------
                                     Ernest D. Stein
                                     Secretary
                                     August 5, 1999

                                     ANNEX A

                               THE CIT GROUP, INC.
                          EMPLOYEE STOCK PURCHASE PLAN

                             As Amended and Restated
                                January 28, 1999

      The following constitute the provisions of The CIT Group, Inc. Employee Stock Purchase Plan (the "Plan") of The CIT Group, Inc. (the "Company").

      1. Purpose. The purpose of the Plan is to provide employees of the Company and its subsidiaries with an opportunity to purchase shares of Common Stock of the Company through payroll deductions. It is the intention of the Company to have the Plan qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). The provisions of the Plan shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

      2. Definitions.

      (a) "Account" shall mean the account established for each Participant under the Plan.

      (b) "Base Salary" shall mean an Employee's salary or wages for each pay period during any Offering Period as determined from the payroll records of the Company.

      (c) "Board" shall mean the Board of Directors of the Company.

      (d) "Broker" shall mean the brokerage firm designated in Section 9.

      (e) "Closing Date" shall mean the last business day of each Offering
Period.

      (f) "Code" shall mean the Internal Revenue Code of 1986, as amended.

      (g) "Committee" shall mean the Employee Benefit Plans Committee of the Company.

      (h) "Common Stock" shall mean the Class A common stock of the Company par value $.01 per share.

      (i) "Company" shall mean The CIT Group, Inc., a Delaware corporation.

      (j) "Employee" shall mean any person who is customarily employed for at least twenty (20) hours per week by the Company or a Subsidiary.

      (k) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

      (l) "Fair Market Value" shall mean on any day, with respect to Common Stock of the Company which is (a) listed on a United States securities exchange, the last sales price of such stock on such day on the largest United States securities exchange on which such stock shall have traded on such day, or if such day is not a day on which a United States securities exchange is open for trading, on the immediately preceding day on which such securities exchange was open, (b) not listed on a United States securities exchange but is included in The NASDAQ Stock Market System (including The NASDAQ National Market), the last sales price on such system of such stock on such day, or if such day is not a trading day, on the immediately preceding trading day, or (c) neither listed on a United States securities exchange nor included in The NASDAQ Stock Market System, the fair market value of such stock as determined from time to time by the Board in good faith in its sole discretion.

      (m) "Offering Date" shall mean the first business day of each Offering Period.

      (n) "Offering Period" shall mean each three (3) month period when Options for shares of Common Stock are offered by the Company.

      (o) "Option" shall mean the right of a Participant to purchase shares of Common Stock of the Company under the Plan.

      (p) "Participant" shall mean an Employee of the Company or Subsidiary who is enrolled in the Plan in accordance with Section 3 hereof.


                                       1
                                    Annex A

      (q) "Plan" shall mean The CIT Group, Inc. Employee Stock Purchase Plan.

      (r) "Subsidiary" shall mean a corporation, domestic or foreign, of which not less than fifty percent (50%) of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

      3. Eligibility.

      (a) As soon as administratively possible, any Employee who shall be employed by the Company or one of its Subsidiaries shall be eligible to participate in the Plan as of the date of the first Offering Period following the Employee's commencement of employment with the Company or a Subsidiary.

      (b) Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an Option under the Plan (i) if, immediately after the grant, such Employee would own shares of Common Stock or hold outstanding options to purchase shares of Common Stock possessing five percent (5%) or more of the total combined voting power or value of all classes of shares of the Company or of any Subsidiary of the Company, or (ii) which causes him or her to purchase shares of Common Stock under all employee stock purchase plans of the Company and its Subsidiaries which have a Fair Market Value which exceeds Twenty-Five Thousand Dollars ($25,000) (determined at the time such Option is granted) for each calendar year in which such Option is outstanding at any time.

      4. Offering Dates. The Plan shall be implemented by one offering during each three (3) month period (calendar quarter) of the Plan, commencing on October 1, 1998, and continuing thereafter until terminated in accordance with
Section 21 hereof. The Offering Periods for each calendar quarter are as follows:

                                         October 1 - December 31
                                         January 1 - March 31
                                         April 1 - June 30
                                         July 1 - September 30

      The Committee shall have the power to change the duration of Offering Periods with respect to future offerings without shareholder approval if such change is announced at least fifteen (15) days prior to the scheduled beginning of the first Offering Period to be affected.

      5. Participation. An eligible Employee may become a Participant in the Plan by authorizing payroll deductions in such form or manner as the Committee may prescribe prior to the applicable Offering Date. Once authorized, such authorization for payroll deductions shall commence on the first Offering Date after authorization is effected and shall remain effective for all subsequent Offering Periods until the Participant withdraws from the Plan as provided in
Section 11 hereof or, subject to Section 6 hereof, authorizes a change in the amount of his or her payroll deductions.

      6. Payroll Deductions.

      (a) At the time a Participant authorizes payroll deductions, he or she shall elect to have payroll deductions made on each payday during subsequent Offering Periods at a rate between one percent (1%) and ten percent (10%) of Base Salary (such percentage representing a whole number percentage).

      (b) All payroll deductions made by a Participant shall be credited to his or her Account under the Plan. A Participant may not make any additional payments into such Account.

      (c) A Participant may increase or decrease his or her rate of payroll deductions (within the limitations set forth in Section 6(a) hereof) to be effective for the next Offering Period by authorizing a new rate of payroll deductions at least fifteen (15) days before the beginning of such Offering Period. A Participant may not increase or decrease the rate of payroll deductions during an Offering Period to be effective for that Offering Period.

      (d) A Participant must continue payroll deductions for the duration of the Offering Period in order to exercise an Option in accordance with Section 8 hereof. In the event that a Participant does not continue payroll deductions for the entire Offering Period, such Participant shall be treated as withdrawing from such Offering Period in accordance with Section 11(a) hereof.


                                       2
                                    Annex A

      7. Grant of Option.

      (a) On each Offering Date, each eligible Employee participating in the Plan shall be granted an Option to purchase (at the per share Option price) up to a number of shares of the Company's Common Stock determined by dividing the Employee's to be accumulated payroll deductions (not to exceed an amount equal to ten percent (10%) of his or her Base Salary during the applicable Offering Period) by the option price, determined in accordance with this Section 7.

      (b) Subject to Sections 7(c) and 7(d), the Option price per share of such shares of Common Stock shall be the lesser of (i) eighty-five percent (85%) of the Fair Market Value of a share of Common Stock of the Company on the Offering Date or (ii) eighty-five percent (85%) of the Fair Market Value of a share of Common Stock of the Company on the Closing Date.

      (c) Effective for the Offering Period commencing January 1, 1999, the option price per share of such shares of Common Stock shall be the lesser of (i) the higher of (A) eighty-five percent (85%) of the Fair Market Value of a share of Common Stock of the Company on the Offering Date or (B) eighty-five percent (85%) of the Fair Market Value of a share of Common Stock of the Company on January 28, 1999 or (ii) eighty-five percent (85%) of the Fair Market Value of a share of Common Stock of the Company on the Closing Date.

      (d) Effective for the Offering Period commencing on October 1, 1998, the option price per share of such shares of Common Stock shall be eighty-five percent (85%) of the Fair Market Value of a share of Common Stock of the Company on the Closing Date.

      8. Exercise of Option. Unless a Participant withdraws from the Plan as provided in Section 11 hereof, his or her Option for the purchase of shares of Common Stock will be exercised automatically on the Closing Date, and the maximum number of whole and fractional shares (rounded to the nearest ten thousandth) of Common Stock subject to the Option will be purchased for him or her at the applicable Option price with the accumulated payroll deductions in his or her Account. During his or her lifetime, a Participant's Option to purchase shares of Common Stock hereunder is exercisable only by him or her.

      9. Designation of Broker and Participant's Account with Broker. The Company has designated Morgan Stanley Dean Witter & Co. and its affiliates to open and maintain an Account for each Participant. The Company reserves the right to change such designation at any time without prior notice to Participants and the Broker has reserved the right to terminate its services as Broker under the Plan at any time. The Broker shall deliver to each Participant as promptly as practicable, by mail or otherwise, all notices of meetings, proxy statements and other materials distributed by the Company to its shareholders. The whole and fractional shares in each Participant's Account shall be voted in accordance with the Participant's signed proxy instructions duly delivered to the Broker by mail or otherwise, in accordance with the rules applicable to stock listed on the New York Stock Exchange.

      10. Delivery of Certificates. A Participant may request, in accordance with Section 22 hereof, that the Company arrange for the delivery of a certificate representing the number of whole shares of Common Stock of the Company purchased upon exercise of the Participant's Option as promptly as practicable after each Closing Date. A Participant may not require delivery for a fractional share, but may instruct the Broker to sell the fractional share. In connection with the delivery of certificates to a Participant, the Committee may, in its sole discretion, impose a reasonable charge.

      11. Withdrawal; Termination of Employment.

      (a) A Participant may withdraw all but not less than all the payroll deductions credited to his or her Account under the Plan at any time prior to the Closing Date by giving notice to the Committee in such form or manner as the Committee may prescribe. All of the Participant's payroll deductions credited to his or her Account will be paid to him or her as soon as administratively possible after receipt of his or her notice of withdrawal and his or her Option for the current Offering Period will be automatically terminated, and no further payroll deductions for the purchase of shares of Common Stock will be made during such Offering Period.

      (b) Upon termination of the Participant's employment prior to the Closing Date for any reason, including retirement or death, the payroll deductions credited to his or her Account will be returned to him or her or, in the case of his or her death, to the person or persons entitled thereto under Section 16 hereof, as soon as administratively possible, and his or her Option will be automatically terminated.


                                       3
                                    Annex A

      (c) In the event an Employee fails to remain in the continuous employ of the Company or one of its Subsidiaries for at least twenty (20) hours per week during the Offering Period in which the employee is a Participant, he or she will be deemed to have elected to withdraw from the Plan and the payroll deductions credited to his or her Account will be returned to him or her as soon as administratively possible and his or her Option will be terminated.

      (d) A Participant's withdrawal from an Offering Period will not have any effect upon his or her eligibility to participate in a succeeding offering or in any similar plan which may hereafter be adopted by the Company. However, in such a case, the Participant must authorize the resumption of payroll deductions and the rate of such payroll deductions.

      12. No Interest. No interest shall accrue on the payroll deductions held in the Account of a Participant in the Plan.

      13. Stock.

      (a) The maximum number of shares of Common Stock which shall be made available for sale under the Plan shall be five hundred thousand (500,000), subject to adjustment upon changes in capitalization of the Company as provided in Section 20 hereof. The shares of Common Stock to be sold to Participants under the Plan may, at the election of the Company, be either treasury shares, authorized but unissued shares or publicly traded shares. If at the termination of any Offering Period the total number of shares of Common Stock which would otherwise be subject to Options granted pursuant to Section 7(a) hereof exceeds the number of shares of Common Stock then available under the Plan (after deduction of all shares of Common Stock for which Options have been exercised or are then outstanding), the Company shall promptly notify the Participants, and shall, in its sole discretion (i) make a pro rata allocation of the shares of Common Stock remaining available for Option grant in as uniform a manner as shall be practicable and as it shall determine to be equitable, (ii) terminate the Offering Period without issuance of any shares of Common Stock or (iii) obtain shareholder approval for an increase in the number of shares of Common Stock authorized under the Plan such that all Options could be exercised in full. The Company may delay determining which of (i), (ii) or (iii) above it shall decide to effect, and may accordingly delay issuances of any shares of Common Stock under the Plan for such time as is necessary to attempt to obtain shareholder approval for any increase in shares of Common Stock authorized under the Plan. The Company shall promptly notify Participants of its determination to effect (i), (ii) or (iii) above upon making such decision. A Participant may withdraw all but not less than all the payroll deductions credited to his or her Account under the Plan at any time prior to such notification from the Company. In the event the Company determines to effect (i) or (ii) above, it shall promptly upon such determination return to each Participant all payroll deductions not applied towards the purchase of shares of Common Stock.

      (b) The Participant will have no interest or voting right in shares of Common Stock covered by his or her Option until such Option has been exercised.

      (c) Shares of Common Stock to be delivered to a Participant under the Plan shall be registered in the name of the Participant.

      14. Dividends. Cash dividends for shares of Common Stock in Participants' Accounts under the Plan shall not be distributed to Participants directly, but shall be automatically invested in shares of Common Stock at the full Fair Market Value on the date of such investment as soon as administratively possible after such dividends are paid by the Company. Such shares of Common Stock will be held in Accounts under the Plan.

      15. Administration. The Plan shall be administered by the Committee. The administration, interpretation or application of the Plan by the Committee shall be final, conclusive and binding upon all Participants.

      16. Designation of Beneficiary. The beneficiary or beneficiaries of the Participant to receive any shares of Common Stock and cash, if any, from the Participant's Account under the Plan in the event of such Participant's death prior to delivery to him or her of such shares of Common Stock and cash shall be determined under the Company's Group Life Insurance Plan. A Participant under the Plan may, from time to time, name any beneficiary or beneficiaries to receive any shares of Common Stock and cash, if any, from the Participant's Account under the Plan. Each such designation shall revoke all prior designations by the same Participant, including the beneficiary designated under the Company's Group Life Insurance Plan, and will be effective only when filed by the Participant in writing (in such form or manner as may be prescribed by the Committee) with the Company during the Participant's lifetime.


                                       4
                                    Annex A

      17. Transferability. Neither payroll deductions credited to a Participant's Account nor any rights with regard to the exercise of an Option or to receive shares of Common Stock under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 16 hereof) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Section 11 hereof.

      18. No Segregation of Funds. The Company shall not be obligated to segregate payroll deductions received or held by the Company under the Plan. Such payroll deductions shall be used to purchase shares of Common Stock under the Plan in accordance with Section 8 hereof.

      19. Reports. Individual Accounts will be maintained for each Participant in the Plan. Statements of Account will be given to Participants within a reasonable period of time following each Closing Date.

      20. Adjustments Upon Changes in Capitalization. Subject to any required action by the shareholders of the Company, the number of shares of Common Stock covered by each Option under the Plan which have not yet been exercised and the number of shares of Common Stock which have been authorized for issuance under the Plan but have not yet been placed under Option (collectively, the "Reserves"), as well as the price per share of Common Stock covered by each Option under the Plan which has not yet been exercised, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split or the payment of a stock dividend (but only on the Common Stock) or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration". Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issue by the Company of shares of stock of any class, or securities convertible into or exercisable for shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Option.

      The Board may, if it so determines in the exercise of its sole discretion, also make provision for adjusting the Reserves, as well as the price per share of Common Stock covered by each outstanding Option under the Plan, in the event that the Company effects one or more reorganizations, recapitalizations, rights offerings or other increases or reductions of shares of its outstanding Common Stock, and in the event of the Company being consolidated with or merged into any other corporation.

      21. Amendment and Termination of the Plan.

      (a) Amendment and Termination. The Committee may at any time amend, alter, suspend or discontinue the Plan, but no amendment, alteration, suspension or discontinuation shall be made which would impair the rights of any Participant under any Option theretofore granted without his or her consent.

      (b) Shareholder Approval of Amendments. The Company shall obtain shareholder approval of any Plan amendment to the extent necessary and desirable to comply with Rule 16b-3 promulgated under the Exchange Act or with Section 423 of the Code (or any successor statute or rule or other applicable law, rule or regulation), such shareholder approval to be obtained in such a manner and to such a degree as is required by the applicable law, rule or regulation.

      (c) Effect of Amendment or Termination. Any such amendment or termination of the Plan shall not affect Options already granted hereunder and such Options shall remain in full force and effect as if this Plan had not been amended or terminated.

      22. Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof. All notices or other communications to a Participant by the Company shall be deemed to have been duly given when sent by the Company by regular mail to the address of the Participant on the human resources records of the Company.

      23. Conditions Upon Issuance of Shares of Common Stock. Shares of Common Stock shall not be issued with respect to an Option unless the exercise of such Option and the issuance and delivery of such shares of Common Stock pursuant thereto shall comply with all applicable provisions of law, domestic or foreign,


                                       5
                                    Annex A
including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange or automated quotation system upon which the shares of Common Stock may then be listed or quoted, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

      As a condition to the exercise of an Option, the Company may require the person exercising such Option to represent and warrant at the time of any such exercise that the shares of Common Stock are being purchased only for investment and without any present intention to sell or distribute such shares of Common Stock if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

      24. No Contract of Employment. The Plan is not and shall not be deemed to constitute a contract of employment between the Company and any Employee or other individual, nor shall anything herein contained be deemed to give any Employee or other individual any right to be retained in the Company's employ or to in any way limit or restrict the Company's right or power to discharge any Employee or other individual at any time and to treat him without any regard to the effect which such treatment might have upon him as a Participant of the Plan.

      25. Governing Law. The Plan shall be construed in accordance with and governed by the laws of the state of New York.

      26. Effective Date and Approval of Plan by Shareholders. The Plan shall become effective on October 1, 1998, subject however, to receipt of approval of the Plan by shareholders of the Company in accordance with Section 423(b)(2) of the Code.


                                       6
                                    Annex A

                               THE CIT GROUP, INC.

   Proxy solicited by the Board of Directors for use at the Annual Meeting of Stockholders of The CIT Group, Inc. on September 8, 1999.

     The undersigned  stockholder  appoints each of James P. Shanahan and Martin
B. Schwam attorney and proxy, with full power of substitution, on behalf of the undersigned and with all powers the undersigned would possess if personally present, to vote all shares of Common Stock of The CIT Group, Inc. that the undersigned would be entitled to vote at the above Annual Meeting and any adjournment thereof. The shares represented by this Proxy will be voted as instructed by you and in the discretion of the proxies on all other matters. If not otherwise specified, shares will be voted in accordance with the recommendations of the Directors.

                  (Continued, and to be signed on reverse side)

The Board of Directors Recommends a Vote for Items 1, 2 and 3.
1. Election of Directors

FOR
all nominees listed below    [ ]

WITHHOLD
AUTHORITY
to vote for all nominees listed below    [ ]

*Exceptions     [ ]

Nominees: Hisao Kobayashi, Albert R. Gamper, Jr., Daniel P. Amos, Anthea Disney, Takasuke Kaneko, William M. O'Grady, Joseph A. Pollicino, Paul N. Roth, Peter J. Tobin, Tohru Tonoike, Keiji Torii, Alan F. White

(Instructions: To withhold authority to vote any individual nominee, mark the "Exception" box and write that nominee's name in the space provided below.)

___________________________*Exceptions

2. Approval of The CIT Group, Inc. Employee Stock Purchase Plan.

For    [ ]     Against    [ ]      Abstain   [ ]

Will Attend Meeting
Yes  [ ]       No [ ]

3. Ratification of KPMG LLP as Independent Accountants.

For    [ ]     Against    [ ]      Abstain   [ ]

Change of Address and or Comments Mark Here  [ ]

Voting by Mail: If you wish to vote by mailing this proxy, please sign your name exactly as it appears on this proxy and mark, date and return it in the enclosed envelope. When signing as attorney, executor, administrator, trustee, guardian or as an authorized person on behalf of a corporation or partnership, please give your full title as such.

NOTE: Please sign exactly as name appears to the left. When signing as attorney, executor, administrator, trustee, guardian or as an authorized person on behalf of a corporation or partnership, please give full title as such.

Dated__________________________________, 1999


---------------------------------------------
                 Signature

---------------------------------------------
                 Signature

         Votes must be indicated
         in Black or Blue ink.   [ ]

                                                     (Continued from other side)

(Please sign, date and return this proxy in enclosed postage paid envelope.)